                                                         As of February 28, 2006

Mr. Edward J. Stein
678 S. Frontier Court
Anaheim Hills, CA 92807

Dear Mr. Stein:

     We write to set forth our agreement with respect to your employment by
Finlay Fine Jewelry Corporation (the "Company").

     1. (a) As full compensation for your services hereunder (including services, if any, as an officer of the Company and an officer and director of its subsidiaries and divisions), you shall receive base salary at the rate of
$390,056 per annum, payable in equal monthly installments and an annual bonus payable on April 25th during each year you are employed by the Company based on the attainment of financial goals as set by the Company's Compensation
Committee, less all applicable withholding taxes and lawful deductions. Nothing in this Agreement shall prevent the Company from increasing the compensation to be paid to you if the Company shall determine it advisable to do so in order to compensate you fairly for services rendered.

        (b) The Company shall include you in any employee benefit plans and other fringe benefit programs that it maintains for senior executives. The
Company shall reimburse you for your ordinary and necessary business expenses incurred in the course of your performance of services hereunder, subject to submission of adequate substantiation thereof and to conformance with the
Company's regular policies from time to time in effect with respect to reimbursement of expenses.

     2. You shall continue to be an employee at-will of the Company whose employment may be terminated by either the Company or you at any time, with or without notice or cause.

     3. (a) In the event you are employed by the Company on January 31, 2009 and the Company terminates your employment solely by virtue of the failure to renew the Company's license agreement dated as of July 26, 2001 with Macy's Central,
Inc. as

Mr. Edward J. Stein

As of February 28, 2006

amended, for a period of more than one fiscal year from its current expiration date of January 31, 2009, following your timely execution of a release and waiver of all claims against the Company (which shall be in form and substance satisfactory to the Company in its sole discretion), you shall be entitled to receive, as severance pay, the sum of $595,420 payable as follows: (i) $297,710
(plus interest at the prime rate reported in The Wall Street Journal from the date of your termination until the date of payment), payable on the Company's next regular pay date for executives immediately following six calendar months after your termination date, and (ii) beginning with the seventh calendar month thereafter, six monthly installments of $49,618.33 each.

     Notwithstanding anything of the foregoing to the contrary, any severance payments made pursuant to this Section 3(a) shall be reduced by an amount equal to the gross amounts you receive or earn as compensation, benefits, profits or otherwise from your employment or engagement in any other business or activity
(excluding any investment income or capital gains) ("Other Income"). As a condition to receipt of each payment to be made pursuant to Section 3(a) hereof, you shall, no later than the 15th day of each calendar month prior to the date such payment is due, certify in writing to Joyce Manning Magrini, Executive Vice
President - Administration of the Company, all amounts of Other Income received by you during the preceding calendar month(s) so that the appropriate offsets can be made.

        (b) This Agreement supercedes, and is in lieu of, any other severance payments to which you may be entitled under any other severance plans or arrangements maintained by the Company, whether now existing or hereafter implemented.

        (c) In the event your employment is terminated on or before January 31,
2009, whether by you or by the Company for any reason other than criminal misconduct or gross negligence, the Company shall pay, in accordance with the
Company's current relocation policy for executives, all expenses associated with the relocation of your primary residence to the destination of your choice in southern California.

     4. This letter sets forth our final and entire agreement with respect to its subject matter, cannot be changed, waived or terminated orally and shall be governed by the internal law of the State of New York (without reference to its rules as to

conflicts of laws). The parties agree that any action or proceeding with respect to this Agreement shall be brought in a court of competent jurisdiction in the
City, County and State of New York and that all claims with respect to an inconvenient forum are irrevocably waived. This Agreement shall bind and benefit the parties and their respective successors and assigns, but no right or obligation hereunder may be assigned without the other party's written consent, except by the Company to an enterprise that succeeds to a substantial portion of its business or assets by purchase, merger, consolidation or otherwise.

     5. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provisions and shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be construed as if such provision had been drawn so as not to be invalid or unenforceable. The language in this Agreement shall be construed according to its fair meaning and not strictly for or against either party because that party drafted it.

     If the forgoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.

                                                FINLAY FINE JEWELRY CORPORATION

                                                By /s/ Arthur E. Reiner
                                                   -----------------------------
                                                   Arthur E. Reiner
                                                   Chairman & CEO

ACCEPTED AND AGREED TO:

/s/ Edward J. Stein
-------------------------
Edward J. Stein